UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 13, 2025

Solo Brands, Inc.
(Exact Name of Registrant as Specified in its Charter)
Commission File Number 001-40979

Delaware		87-1360865
State or Other Jurisdiction of Incorporation or Organization		I.R.S. Employer Identification No.

1001 Mustang Dr.
Grapevine,	TX	76051
Address of Principal Executive Offices		Zip Code
(817) 900-2664
Registrant’s Telephone Number, Including Area Code

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 par value per share	DTC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

This Current Report on Form 8-K/A amends Items 5.02 and 9.01 of the Current Report on Form 8-K (the “Original Form 8-K”) filed by Solo Brands, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on June 16, 2025 to disclose a new employment agreement entered into between the Company and John P. Larson in connection with his appointment as President and Chief Executive Officer of the Company. No other sections of the Original Form 8-K have been amended.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, effective June 15, 2025, the Board of Directors (the “Board”) of the Company appointed Mr. John P. Larson as President and Chief Executive Officer of the Company on a permanent basis, following his interim appointment in February 2025. Mr. Larson will also continue to serve as a member of the Board. Mr. Larson’s biographical information was most recently included in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 21, 2025.

There are no arrangements or understandings between Mr. Larson and any other person pursuant to which Mr. Larson was appointed as President and Chief Executive Officer. There are no family relationships between Mr. Larson and any director or executive officer of the Company, and the Company is not aware of any transactions with Mr. Larson that are reportable pursuant to Item 404(a) of Regulation S-K.

In connection with Mr. Larson’s appointment as President and Chief Executive Officer of the Company, the Company entered into an employment agreement on July 17, 2025 and effective as of June 23, 2025 (the “Effective Date”) (the “Employment Agreement”), with Mr. Larson. The Employment Agreement provides that Mr. Larson will serve as Chief Executive Officer of the Company and will report directly to the Board. In addition, Mr. Larson will continue to serve as a director on the Board and at the end of each of Mr. Larson’s terms as a director that falls during his service as Chief Executive Officer, the Company agrees to nominate Mr. Larson to be elected as a member of the Board.

Under the Employment Agreement, Mr. Larson will receive an annual base salary of $750,000 and may be eligible to receive a cash performance-based bonus with a target opportunity equal to 100% of his annual base salary, with the potential to earn an amount up to an additional 100% of his annual base salary if the Company achieves certain performance accelerators.

The Employment Agreement provides that any equity awards held by Mr. Larson as of the Effective Date will become immediately vested. In addition, upon the establishment of an equity pool reserved for management and key employees, Mr. Larson will receive a one-time equity award equal to six percent (6%) of the fully diluted outstanding equity of the Company as of the grant date, comprised of restricted stock units (“RSUs”), twenty-five percent (25%) of which will vest on the grant date and the remaining RSUs will vest in quarterly installments over the next three years, subject to Mr. Larson’s continued service. The RSUs will be subject to certain accelerated vesting in the event of a change in control and equitable adjustment in the event of certain other extraordinary transactions.

If Mr. Larson’s employment is terminated by the Company without “Cause” or by Mr. Larson for “Good Reason,” subject to Mr. Larson’s timely execution of a release of claims, Mr. Larson will be entitled to (a) continued base salary for twelve (12) months, (b) reimbursement for monthly group health premiums for up to twelve (12) months, and (c) accelerated vesting of any RSUs that were scheduled to vest in the twelve (12) months following Mr. Larson’s termination of employment. In addition, if Mr. Larson’s employment is terminated without Cause or for Good Reason within twenty-four (24) months following a change in control, he will also be entitled to receive his target annual bonus, pro-rated for the portion of the year he is employed and based on actual performance.

Pursuant to the Employment Agreement, Mr. Larson will be subject to restrictive covenants and confidentiality obligations, including non-competition and non-solicitation restrictions that apply during the term of his employment and for eighteen (18) months thereafter and perpetual non-disclosure and non-disparagement restrictions.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.2 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibits
10.1
Amendment No. 4 to Credit Agreement and Limited Waiver and Amendment No. 1 to Security Agreement, dated as of June 13, 2025, with respect to Credit Agreement, dated as of May 12, 2021, among Solo Brands, LLC (f/k/a Solo DTC Brands, LLC), JPMorgan Chase Bank, N.A., as Lead Arranger, L/C Issuer, Lender, Administrative Agent and Collateral Agent, and the Lenders and L/C Issuers party thereto (including Annex A, which is a conformed copy of the Amended Credit Agreement).

10.2	Employment Agreement, by and between the Company and John P. Larson, dated July 17, 2025.
99.1	Press Release dated June 16, 2025 (incorporated by reference to Exhibit 99.1 of the Original Form 8-K).
104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Solo Brands, Inc.
(Registrant)

Date:	July 23, 2025	By:	/s/ Laura Coffey
Laura Coffey
Chief Financial Officer